EXHIBIT 99.1

Citizens Financial Services, Inc. Announces that it Did Not Apply for Participation in the U.S. Treasury Department's Troubled Assets Relief Program Capital Purchase Program

November 17, 2008 - MANSFIELD, PENNSYLVANIA— The Board of Directors of Citizens Financial Services, Inc. (the “Company”) (OTC BB: CZFS) announced that it has decided not to apply for participation in the U.S. Treasury Department's recently announced Troubled Assets Relief Program ("TARP") Capital Purchase Program ("TARP Program") as authorized by the recently enacted Emergency Economic Stabilization Act of 2008. The TARP Program is designed to provide the means for the Treasury Department to provide equity capital under standardized terms to eligible financial institutions and their holding companies. After considering the merits of the TARP Program and the financial condition of the Company and its subsidiary, First Citizens National Bank, the Company's Board of Directors decided that the Company will not apply to participate in the TARP Program. The Company’s regulatory capital is in excess of well capitalized levels.

Randall E. Black, CEO and President of Citizens Financial Services, Inc., commenting on the decision not to participate in the TARP Program said, "The Company had a record year in 2007, and despite the current unstable economic environment, we continue to achieve strong financial performance in 2008.  Based upon our strong financial earnings we anticipate generating additional capital through our earnings stream over future quarters.  First Citizens continuously adheres to the fundamentals of safety and soundness, sound underwriting standards, and due diligence which greatly limits the impact of credit risk in our loan portfolio within our organization. At First Citizens, our capital remains strong and our performance solid. These positive conditions provide us with the opportunity to grow our company and meet the lending needs of consumers and businesses in our markets."

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

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CONTACT:	Randall E. Black
Chief Executive Officer and President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 (fax)